Exhibit 23.6

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in this Registration Statement on Form S-4 and Joint Proxy Statement of Breitburn Energy Partners LP and QR Energy, LP of all references to our firm, including under the headings “Experts,” and information from our reserves report dated February 6, 2014 included in or made a part of the QR Energy, LP Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission on March 3, 2014, and our summary report attached as Exhibit 99.1 to such Annual Report on Form 10-K.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ J. Carter Henson, Jr.
J. Carter Henson, Jr. P.E.
Senior Vice President

Houston, Texas

August 20, 2014